UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	March 28, 2008

Federal Home Loan Bank of Pittsburgh
__________________________________________
(Exact name of registrant as specified in its charter)

Federally Chartered Corporation	000-51395	25-6001324
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

601 Grant Street, Pittsburgh, Pennsylvania		15219
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	412-288-3400

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 28, 2008, the Board of Directors ("Board") of the Federal Home Loan Bank of Pittsburgh ("Bank") approved the appointment of Gerard M. Thomchick to serve as a Director on the Bank’s Board. In accordance with the regulations of the Federal Housing Finance Board, the Board appointed Mr. Thomchick to the open elected director position currently allocated to Pennsylvania. The term assigned to the seat which Mr. Thomchick will hold ends on December 31, 2008. As a Director, Mr. Thomchick will serve on the Board’s: 1) Finance and Risk Management; 2) Governance; and 3) Products and Services Committees.

Also on March 28, the Board determined that, effective on or before May 31, 2008, the position of Chief Operating Officer ("COO") is eliminated. The Bank anticipates that it will enter into a separation agreement and general release with the current COO, William G. Batz, under which the Bank will: 1) make salary continuation payments of $428,722 (equal to 12 months of Mr. Batz’s salary); 2) make employer contributions for continued medical insurance coverage and provide outplacement assistance for a period of 12 months; and 3) make an additional lump sum payment in the amount of $237,000. The terms of Mr. Batz’s separation agreement and release have not been finalized and are subject to change. If the final terms differ materially from those described above, the Bank will amend this Current Report on Form 8-K to disclose the final terms of the separation agreement and release.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Federal Home Loan Bank of Pittsburgh

April 3, 2008	By:	Dana A. Yealy

Name: Dana A. Yealy
Title: General Counsel and Corporate Secretary